UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 2, 2011

EDGEN MURRAY II, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	333-165928-01	20-8864225
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

18444 Highland Road

Baton Rouge, LA 70809

(225) 756-9868

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 2, 2011, Edgen Murray II, LP and its subsidiaries, Edgen Murray Corporation (“EMC”), Edgen Murray Europe Limited (“EM Europe”), Edgen Murray Canada Inc. (“EM Canada”), Edgen Murray Pte. Ltd. (“EM Pte”) and the other Loan Parties (as defined in the Sixth Amendment) party thereto (collectively, “the Company”), entered into a sixth amendment (the “Sixth Amendment”) to the Company’s senior secured revolving credit facility (the “ABL Facility”) with JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., Toronto Branch, J.P. Morgan Europe Limited, The HongKong and Shanghai Banking Corporation Limited and the Lenders (as defined in the Sixth Amendment) party thereto to extend the maturity date of the ABL Facility from May 11, 2012 to May 11, 2014 and to increase the aggregate amount available under the ABL Facility from $175 million to $195 million (subject to an increase by the Company of up to $25 million for a total of $220 million) of which:

•	EMC may utilize up to $180 million ($25 million of which can only be used for letters of credit) less any amounts utilized under the sublimits of EM Canada and EM Europe;

•	EM Europe may utilize up to $60 million;

•	EM Canada may utilize up to $10 million; and

•	EM Pte may utilize up to $10 million, which increases automatically to $15 million upon the fulfillment by EM Pte of certain conditions precedent.

The financial, affirmative and negative covenants of the ABL Facility remain largely unchanged with the exception that, under the amended ABL Facility, to avoid having to comply with the minimum fixed charge coverage ratio of 1.25 to 1.00, the Company must maintain aggregate borrowing availability of greater than or equal to $27 million (increased from $25 million), and borrowing availability of EMC and EM Canada of greater than or equal to $16.5 million (increased from $15 million). If borrowing availability falls below these thresholds, the Company will be required to comply with the fixed charge coverage ratio until the date that both aggregate borrowing availability is greater than $32 million (increased from $30 million) and the borrowing availability of EMC and EM Canada is greater than $21.5 million (increased from $20 million) for a consecutive ninety day period, and no default or event of default exists or has existed during the period.

There is no material relationship between Edgen Murray II, L.P. or any of its affiliates and any of the parties to the Sixth Amendment, other than in respect of the Sixth Amendment and the ABL Facility. Certain of such parties or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending or commercial banking or trustee services for Edgen Murray II, L.P. and its affiliates, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

The foregoing summary of the Sixth Amendment is not complete and is qualified in its entirety by the full text of the Sixth Amendment, a copy of which is attached to this Report as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

No.	Exhibit

10.1	Sixth Amendment to Credit Agreement, dated as of September 2, 2011, by and among Edgen Murray Corporation, Edgen Murray Canada Inc., Edgen Murray Europe Limited, Edgen Murray Pte. Ltd., the Loan Parties party thereto, JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., Toronto Branch, J.P. Morgan Europe Limited, The HongKong and Shanghai Banking Corporation Limited and the Lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 7, 2011	EDGEN MURRAY II, L.P.

	By:	/s/ David L. Laxton, III
Name: David L. Laxton, III
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Sixth Amendment to Credit Agreement, dated as of September 2, 2011, by and among Edgen Murray Corporation, Edgen Murray Canada Inc., Edgen Murray Europe Limited, Edgen Murray Pte. Ltd., the Loan Parties party thereto, JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., Toronto Branch, J.P. Morgan Europe Limited, The HongKong and Shanghai Banking Corporation Limited and the Lenders party thereto.

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